Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS FIRST QUARTER RESULTS

NEW YORK — August 7, 2014 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2015 first quarter ended June 29, 2014.

•	Net sales increased to $198.3 million
•	Adjusted EBITDA was $11.1 million
•	Opened 15th Fairway Market in Lake Grove, New York on July 23rd
•	Executed lease for a new store in Staten Island

“Our sales and Adjusted EBITDA were both modestly ahead of our expectations.  In addition, we are also excited about our recent opening in Lake Grove, New York and the execution of a lease for a new Fairway Market in Staten Island,” said William Sanford, Interim Chief Executive Officer.  “The Lake Grove store highlights our continued focus on improving the customer experience, refining in-store communications and enhancing operational efficiencies.  Lower profile displays in the produce department allow for improved line of sight across the store,  reduced labor requirements and better shrink management.  The location of our fresh foods departments next to each other allows us to more effectively leverage the labor force while simultaneously achieving a much stronger merchandising statement.”

Co-President and Chief Operating Officer Kevin McDonnell added, “The new design elements in the Lake Grove store really bring to life the “market within a market” format that the business was built upon and our new signage system, which will be integrated into existing stores, allows us to more effectively communicate selection and price to our customers.   As a complement, we have also begun issuing a new 12-page monthly flyer across our store system to highlight Fairway’s differentiated offering and value proposition.   The first flyer in July focused on “love local” with each subsequent month spotlighting a new theme such as natural & organics and Fairway private label, among others.”

Mr. Sanford added, “ The Staten Island location has attractive demographics and it is expected to open at the end of fiscal year 2017.    The 50,000 square foot store will be a key part of the expansion of the Staten Island Mall which currently has an estimated 12 million customer visits each year.”

Operating Results for the First Quarter of Fiscal 2015

For the first quarter of fiscal 2015, net sales increased $11.5 million, or 6.2%, to $198.3 million from $186.8 million in the first quarter of fiscal 2014.  Net sales growth in the quarter was attributable to the two new stores that opened subsequent to June 30, 2013, partially offset by negative same store sales.

Same store sales declined 1.7% in the quarter.  The benefit of the Easter/ Passover holidays, which occurred in the first quarter of fiscal 2015 but not the first quarter of fiscal 2014, were largely offset by a 100 basis point impact due to sales transfer between existing and new Fairway locations as well as the impact from a  recent competitive opening.

Adjusted EBITDA was $11.1 million for the first quarter of fiscal 2015 compared to $12.7 million in the first quarter of fiscal 2014.  The Adjusted EBITDA margin was 5.6% in the quarter compared to 6.8% during the same period of the prior year.  Adjusted EBITDA in the quarter was negatively impacted by lower gross margins due to higher occupancy costs and a decline in merchandise margins, as well as lower contribution from the Red Hook, Brooklyn location due to competitive pressures and higher than normal sales in the first quarter of last year following its re-opening.  See the discussion under “Supplemental Non-GAAP Financial Disclosure” below for an explanation of Adjusted EBITDA.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
	June 30,		June 29,
	2013		2014
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
Net loss	$(27,946)	(15.0)%	$(9,694)	(4.9)%

Management agreement termination (a)	9,200	4.9	—	—
Contractual IPO bonuses	8,105	4.3	—	—
Other IPO-related expenses	795	0.4	—	—
Sub-total IPO transaction expenses	18,100	9.7	—	—
Professional services (b)	670	0.4	599	0.3
Severance (c)	—	—	872	0.4
Non-operating expenses (d)	274	0.1	—	—
Management fees (e)	877	0.5	—	—
Interest expense, net (f)	5,385	2.9	4,778	2.4
Income tax provision	2,403	1.3	945	0.5
Store depreciation and amortization	5,278	2.8	6,020	3.0
Corporate depreciation and amortization	1,113	0.6	1,036	0.5
Equity compensation charge	2,055	1.1	2,857	1.4
Store opening costs	2,986	1.6	1,686	0.9
Production center start-up costs	498	0.3	1,429	0.7
Pre-opening advertising costs	989	0.5	604	0.3
Adjusted EBITDA	$12,682	6.8%	$11,132	5.6%

(a)

Represents the fee paid, in connection with our initial public offering in April 2013 (the “IPO”), to an affiliate of Sterling Investment Partners (“Sterling”) to terminate our management agreement with such affiliate.

(b)

Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations, primarily related to (i) litigation with respect to a lease and professional services related to the establishment of our new production center in the thirteen weeks ended June 30, 2013 and (ii) our organizational realignment and  the purported stockholder class action litigation in the thirteen weeks ended June 29, 2014.

(c)	Represents severance charges related to our organizational realignment.

(d)

Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations not related to professional services.

(e)	Represents prepaid management fees expensed at the IPO date.

(f)	Includes amortization of deferred financing costs and original issue discount. 2

Other Operating Items

Gross profit for the first quarter was $61.4 million and relatively flat on a year over year basis.  The gross margin declined 190 basis points to 31.0% from 32.9% in the prior year.   Approximately 140 basis points of the gross margin decline was attributable to lower merchandise margins primarily due to cost inflation in certain perishable departments, which for competitive reasons we were not able to fully pass on, and targeted price reductions across our store system.  The gross profit margin was also adversely affected by  a 50 basis point increase in occupancy costs due to increases in rent at several existing locations and higher occupancy costs, as a percentage of sales, at new locations.

General and administrative expenses for the first quarter declined $18.6 million to $15.3 million from $33.9 million in the first quarter of the prior year, primarily due to $18.1 million of IPO-related expenses incurred in the first quarter of fiscal 2014 and the elimination of management fees paid to an affiliate of Sterling, which was $0.9 million during the first quarter of last year, partially offset by increases in severance and equity compensation charges.  Central Services, a component of general and administrative expenses that directly relates to the operations of the business, was $9.3 million for the first quarter of fiscal 2015 compared to $9.9 million in the first quarter of fiscal 2014.   Central Services, as a percentage of sales, decreased 60 basis points in the quarter to 4.7%, from 5.3% in the same period of the prior year primarily due to a reduction in labor expense in connection with the Company’s organizational realignment program.

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
	June 30,		June 29,
	2013		2014
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
General and administrative expenses	$33,942	18.2%	$15,295	7.7%
Management agreement termination	(9,200)	(4.9)	—	—
Contractual IPO bonuses	(8,105)	(4.3)	—	—
Other IPO-related expenses	(795)	(0.4)	—	—
Sub-total IPO transaction expenses	(18,100)	(9.7)	—	—
Management fees	(877)	(0.5)	—	—
Professional services	(670)	(0.4)	(599)	(0.3)
Severance	—	—	(872)	(0.4)
Non-operating expenses	(274)	(0.1)	—	—
Corporate depreciation and amortization	(1,113)	(0.6)	(1,036)	(0.5)
Equity compensation charge	(2,055)	(1.1)	(2,857)	(1.4)
Pre-opening advertising costs	(989)	(0.5)	(604)	(0.3)
Central services	$9,864	5.3%	$9,327	4.7%

Total store opening costs decreased to $1.7 million in the quarter from $3.0 million in the prior year due to the timing of new store opening activities.  In addition, the Company incurred $1.4 million of start-up costs in the first quarter of fiscal 2015 in connection with the new production center compared to $0.5 million in the first quarter of fiscal 2014.  Approximately $0.8 million of store opening costs and production center start-up costs in the first quarter of both fiscal 2015 and fiscal 2014 were non-cash, primarily due to deferred rent.

During the first quarter of 2015, the Company recorded an income tax provision of approximately $0.9 million versus an income tax provision of $2.4 million in the first quarter of 2014.  The income tax provision was recorded despite incurring a pre-tax loss because the Company does not record any income tax benefit related to the operating losses but recognizes income tax expense related to indefinite-lived intangibles assets.

The net loss in the quarter was $9.7 million, compared to a net loss of $27.9 million in the first quarter of the prior fiscal year.  The decrease in net loss was primarily attributable to $18.1 million of IPO-related expenses incurred during the first quarter of fiscal 2014 and the elimination of management fees paid to an affiliate of Sterling.  The adjusted net loss in the quarter was $3.1 million, an increase of $0.8 million from an adjusted net loss of $2.4 million in the first quarter of the prior year, primarily due to a severance charge in connection with the organizational realignment program.  See the discussion under “Supplemental Non-GAAP Disclosure” below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
	June 30,		June 29,
	2013		2014
		% of		% of
		Net Sales		Net Sales
	(dollars in thousands)
Net loss	$(27,946)	(15.0)%	$(9,694)	(4.9)%
Management agreement termination	9,200	4.9	—	—
Contractual IPO bonuses	8,105	4.3	—	—
Other IPO-related expenses	795	0.4	—	—
Sub-total IPO transaction expenses	18,100	9.7	—	—
Management fees	877	0.5	—	—
Professional services	670	0.4	599	0.3
Severance	—	—	872	0.4
Non-operating expenses	274	0.1	—	—
Non-cash interest	1,198	0.6	1,276	0.6
Equity compensation charge	2,055	1.1	2,857	1.4
Income tax provision	2,403	1.3	945	0.5
Adjusted net loss	$(2,369)	(1.3)%	$(3,145)	(1.6)%

Other Items

•	The Company ended the quarter with approximately $65.7 million of liquidity, which included $49.3 million of cash and $16.4 million in borrowing capacity under the senior credit facility.
•	The Company generated $5.5 million of cash flow from operations in the first quarter.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs (including pre-opening advertising costs), production center start-up costs, gain on insurance recovery, foundation funding, loss on early extinguishment of debt, financing transaction expenses and bonuses,  IPO related expenses, non-operating expenses, equity compensation expenses, severance-related expenses   and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, financing transaction expenses, pre-opening advertising costs, equity compensation expenses, severance-related expenses and non-operating items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, expenses that did not continue after the IPO and one-time charges, non-operating expenses and non-cash charges that may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, August 7, 2014 at 4:30pm ET. The call will be hosted by William Sanford, Interim Chief Executive Officer;  Edward Arditte, Co-President and Chief Financial Officer and Kevin McDonnell, Co-President and Chief Operating Officer and will be broadcasted live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, August 21, 2014. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 70695786.

About Fairway Market

Fairway Market is a growth-oriented food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to improve same store sales; our ability to maintain or improve our operating margins; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; our ability to achieve the anticipated benefits of our centralized production facility;  our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; the geographic concentration of our stores; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheet (In thousands, except share and per share amounts)

	March 30,	June 29,
	2014	2014
ASSETS		(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$58,800	$49,285
Accounts receivable, net	5,536	5,740
Merchandise inventories	28,061	29,370
Income tax receivable	894	890
Prepaid rent	892	1,122
Deferred financing fees	1,751	1,749
Prepaid expenses and other	2,701	1,279
Total current assets	98,635	89,435
PROPERTY AND EQUIPMENT, NET	144,529	151,958
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,435	25,361
OTHER ASSETS	16,333	15,341
Total assets	$380,344	$377,507
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	33,971	34,502
Accrued expenses and other	20,455	21,168
Total current liabilities	57,176	58,420
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	253,717	253,867
Deferred income taxes	24,574	25,513
Other long-term liabilities	33,334	35,001
Total liabilities	368,801	372,801
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $0.00001 par value per share, 150,000,000 shares authorized, 29,108,316 and 29,227,966 shares issued at March 30, 2014 and June 29, 2014, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000,000 shares authorized, 14,225,455 shares issued and outstanding at March 30, 2014 and June 29, 2014	14	14
Treasury stock at cost, 2,965 shares at March 30, 2014 and June 29, 2014	—	—
Additional paid-in capital	369,883	372,740
Accumulated deficit	(358,354)	(368,048)
Total stockholders’ equity	11,543	4,706
Total liabilities and stockholders’ equity	$380,344	$377,507

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	June 30,	June 29,
	2013	2014

Net sales	$186,778	$198,268

Cost of sales and occupancy costs (exclusive of depreciation and amortization)	125,378	136,872

Gross profit	61,400	61,396

Direct store expenses	44,132	46,957

General and administrative expenses	33,942	15,295

Store opening costs	2,986	1,686

Production center start-up costs	498	1,429

Loss from operations	(20,158)	(3,971)

Interest expense, net	(5,385)	(4,778)

Loss before income taxes	(25,543)	(8,749)

Income tax provision	(2,403)	(945)

Net loss	(27,946)	(9,694)

Preferred stock dividends	(44,130)	—

Net loss attributable to common stockholders	$(72,076)	$(9,694)

Basic and diluted loss per common share	$(2.11)	$(0.22)

Weighted average common shares outstanding	34,198,047	43,357,363

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	June 30,	June 29,
	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,946)	$(9,694)
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	2,324	939
Deferred rent	1,997	1,524
Depreciation and amortization of property and equipment	6,238	6,903
Amortization of intangibles	73	74
Amortization of discount on term loans	775	838
Amortization of deferred financing fees	423	438
Amortization of prepaid rent	80	79
Non-cash stock compensation expense	2,055	2,857
Changes in operating assets and liabilities
Accounts receivable	(691)	(204)
Merchandise inventories	(847)	(1,309)
Insurance claims receivable	3,949	—
Prepaid expense and other	(440)	1,198
Other assets	681	480
Accounts payable	(4,774)	531
Accrued expenses and other	(3,664)	707
Other long-term liabilities	—	144
Net cash (used in) provided by operating activities	(19,767)	5,505
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(8,969)	(14,332)
Net cash used in investing activities	(8,969)	(14,332)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(688)	(688)
Proceeds from shares issued in initial public offering, net of issuance costs	158,821	—
Cash dividends paid on preferred stock	(76,818)	—
Issuance costs from debt re-pricing	(3,868)	—
Net cash provided by (used in) financing activities	77,447	(688)
Net increase (decrease) in cash and cash equivalents	48,711	(9,515)
Cash and cash equivalents — beginning of period	21,723	58,800
Cash and cash equivalents — end of period	$70,434	$49,285
Cash paid during the period for
Interest	$4,264	$3,721
Income taxes	$—	$2